MUELLER WATER PRODUCTS REPORTS
2022 FOURTH QUARTER AND FISCAL YEAR RESULTS

Achieved Net Sales of $331.4 million in Quarter, $1.2 billion in Fiscal Year
Earned Net Income per Diluted Share of $0.05 in Quarter, $0.48 in Fiscal Year
Reported Adjusted Net Income per Diluted Share of $0.10 in Quarter, $0.58 in Fiscal Year

ATLANTA, November 7, 2022 - Mueller Water Products, Inc. (NYSE: MWA) today announced financial results for its fiscal 2022 fourth quarter ended September 30, 2022.
In the fourth quarter of 2022, the Company:
•Increased net sales 12.1 percent to $331.4 million as compared with $295.6 million in the prior year quarter
•Generated operating income of $11.6 million as compared with $27.8 million in the prior year quarter and adjusted operating income of $22.0 million as compared with $29.7 million in the prior year quarter
•Reported net income of $7.1 million as compared with $18.4 million in the prior year quarter and adjusted net income of $15.6 million as compared with $19.8 million in the prior year quarter
•Reported net income per diluted share of $0.05 and adjusted net income per diluted share of $0.10 as compared with net income per diluted share and adjusted net income per diluted share of $0.12 in the prior year quarter
•Generated Adjusted EBITDA of $38.6 million as compared with $45.6 million in the prior year quarter, resulting in an adjusted EBITDA margin of 11.6 percent as compared with 15.4 percent in the prior year quarter
•Repurchased $10.0 million of common stock
In the full fiscal year, the Company:
•Increased net sales 12.3 percent to $1,247.4 million as compared with the prior year of $1,111.0 million
•Generated net income of $76.6 million as compared with $70.4 million in the prior year
•Increased net income per diluted share 9.1 percent to $0.48 as compared with $0.44 in the prior year, and increased adjusted net income per diluted share 3.6 percent to $0.58 as compared with $0.56 in the prior year
•Generated adjusted EBITDA of $194.5 million, a decrease of 4.5 percent as compared with $203.6 million in the prior year yielding an adjusted EBITDA margin of 15.6 percent as compared with 18.4 percent in the prior year
•Repurchased $35.0 million of common stock

“We delivered our second consecutive year of double-digit net sales growth with fourth quarter net sales growth that exceeded our expectations due to continued higher price realization. Healthy order activity in the quarter, despite an evolving macro environment, is a testament to the resiliency of our end market demand. However, fourth quarter results were impacted by lower than expected volumes of service brass products and manufacturing inefficiencies at our brass foundry,” said Scott Hall, President and Chief Executive Officer of Mueller Water Products.
“During the year, we remained focused on delivering the benefits of our key initiatives – including capital investments to support our domestic manufacturing capabilities. We completed the previously announced plant restructuring by closing our Aurora facility and are on track to begin the initial start-up and production parts approval process for our new brass foundry. Our teams continue to focus on executing capital projects to help resolve these issues, while managing the ongoing supply chain challenges and inflationary pressures.
“With our broad portfolio of water infrastructure products and solutions, we are well positioned to help water utilities address the challenges they face from aging infrastructure, climate change and workforce demographics. As we look into 2023, our top priorities include executing operational improvements, delivering benefits from our three large domestic capital investments, accelerating development and commercialization of new products, and continuing to generate favorable price realization.
“We believe our record backlog across our short-cycle products and the price realization we expect during the year, position us to deliver continued net sales growth and double-digit adjusted EBITDA growth in fiscal 2023. With our strong balance sheet, liquidity and cash flow, we will continue to reinvest in our business while returning cash to shareholders through our quarterly dividend, which was recently increased by approximately 5 percent, as well as through share repurchases,” Hall concluded.
Consolidated Results
Net sales for the 2022 fourth quarter increased $35.8 million, or 12.1 percent, to $331.4 million as compared with $295.6 million in the 2021 fourth quarter. This increase was primarily due to higher pricing across our product lines, which was partially offset by a decrease in volumes primarily in our service brass products.
Operating income declined $16.2 million, or 58.3 percent, to $11.6 million as compared with $27.8 million in the prior year quarter, as benefits from higher pricing were more than offset by higher costs associated with inflation, unfavorable manufacturing performance, SG&A expenses, goodwill impairment and lower volumes.
During the quarter, the Company incurred $3.6 million of strategic reorganization and other charges, which have been excluded from adjusted results. These charges primarily relate to transaction expenses and plant closure costs. Additionally, the Company wrote off the goodwill relating to its specialty valve product line, which was a non-cash impairment of $6.8 million.
Adjusted operating income decreased $7.7 million, or 25.9 percent, to $22.0 million for the quarter as compared with $29.7 million in the prior year quarter.
Adjusted EBITDA of $38.6 million decreased $7.0 million, or 15.4 percent, as compared with $45.6 million in the prior year quarter. Adjusted EBITDA margin was 11.6 percent as compared with 15.4 percent in the prior year quarter.

Segment Results
Water Flow Solutions
Net sales for the 2022 fourth quarter increased $14.5 million, or 8.8 percent, to $179.4 million as compared with $164.9 million in the prior year quarter. This increase was primarily due to higher pricing that more than offset a decrease in volumes primarily in our service brass products.
Operating income was $13.5 million and adjusted operating income, excluding $0.2 million of strategic reorganization charges and $6.8 million of non-cash impairment of goodwill, was $20.5 million in the quarter. Adjusted operating income decreased $7.4 million, or 26.5 percent, compared with the prior year quarter, as benefits from higher pricing were more than offset by higher costs associated with unfavorable manufacturing performance, primarily at our brass foundry and specialty valve operations, inflation and lower volumes.
Adjusted EBITDA of $28.0 million decreased $7.6 million, or 21.3 percent, as compared with $35.6 million in the prior year quarter. Adjusted EBITDA margin was 15.6 percent as compared with 21.6 percent in the prior year quarter.
Water Management Solutions
Net sales for the 2022 fourth quarter increased $21.3 million, or 16.3 percent, to $152.0 million, as compared with $130.7 million in the prior year quarter. This increase was primarily due to higher pricing and increased volumes.
Operating income was $13.6 million and adjusted operating income, excluding $0.2 million of strategic reorganization charges, was $13.8 million in the quarter. Adjusted operating income decreased $0.2 million, or 1.4 percent, compared with the prior year quarter, as benefits from higher pricing and increased volumes were more than offset by higher costs associated with inflation, SG&A expenses and unfavorable manufacturing performance.
Adjusted EBITDA of $21.9 million increased $0.6 million, or 2.8 percent, as compared with $21.3 million in the prior year quarter. Adjusted EBITDA margin was 14.4 percent as compared with 16.3 percent in the prior year quarter.
Interest Expense, Net
Interest expense, net, for the 2022 fourth quarter was $3.9 million as compared with $4.4 million in the prior year quarter primarily as a result of higher interest income.
Income Taxes
For the fiscal year, income tax expense was $22.0 million, or 22.3 percent of income before tax, as compared with the prior year effective tax rate of 25.8 percent. The lower effective tax rate for the 2022 fiscal year primarily reflects benefits from R&D tax credits and lower foreign tax rates.
Cash Flow and Balance Sheet
Net cash provided by operating activities for the fiscal year was $52.3 million as compared with $156.7 million in the prior year. The decrease was primarily driven by higher inventories.
During the year, the Company invested $54.7 million in capital expenditures as compared with $62.7 million in the prior year.

Free cash flow (defined as net cash provided by operating activities less capital expenditures) for the year was $(2.4) million as compared with $94.0 million in the prior year, primarily due to the decrease in cash provided by operating activities.
As of September 30, 2022, Mueller Water Products had $446.9 million of total debt outstanding and $146.5 million of cash and cash equivalents. The Company’s net debt leverage ratio was 1.5 times. There are no maturities on our debt until June 2029 and the Company’s 4.0 percent Senior Notes have no financial maintenance covenants. Based on September 30, 2022 data, the Company had approximately $160.7 million of excess availability under its ABL Agreement, bringing its total liquidity to $307.2 million.
Full-Year 2023 Outlook
For the full-year 2023, the Company currently anticipates that consolidated net sales will increase between 6 percent and 8 percent as compared with the prior year. These expectations include our record backlog at the end of 2022, anticipated benefits from higher pricing and current end market expectations.
As a result of higher sales and improved execution, the Company expects that adjusted EBITDA will increase between 10 percent and 14 percent as compared with adjusted EBITDA of $194.5 million for 2022. This outlook considers higher pension expense in 2023 of approximately $3.8 million compared with a benefit of $3.9 million in the prior year primarily due to the stock market’s performance. Adjusted operating income, which excludes the impact of pension expense, is expected to increase more than 20 percent compared with the prior year. The Company expects free cash flow to increase as compared with 2022 as a result of improved cash flow from operations, with free cash flow as a percentage of adjusted net income between 40 percent and 60 percent.
These expectations assume that challenges associated with higher inflation, labor availability and supply chain disruptions will continue in 2023.
The Company’s expectations for certain financial metrics for the full-year fiscal 2023 are as follows:
•Total SG&A expenses between $255 million and $265 million
•Net interest expense of approximately $18 million
•Effective income tax rate between 23 percent and 25 percent
•Depreciation and amortization between $61 million and $63 million
•Capital expenditures between $70 million and $80 million

Conference Call Webcast
Mueller Water Products’ quarterly earnings conference call will take place Tuesday, November 8, 2022, at 9 a.m. ET. Members of Mueller Water Products’ leadership team will discuss the Company’s recent financial performance and respond to questions from financial analysts. A live webcast of the call will be available on the Investor Relations section of the Company’s website. Please go to the website (www.muellerwaterproducts.com) at least 15 minutes prior to the start of the call to register, download and install any necessary software. A replay of the call will be available for 30 days and can be accessed by dialing 1-800-834-5839. An archive of the webcast will also be available for at least 90 days on the Investor Relations section of the Company’s website.
Use of Non-GAAP Measures
In an effort to provide investors with additional information regarding the Company’s results as determined by accounting principles generally accepted in the United States (“GAAP”), the Company also provides non-GAAP information that management believes is useful to investors. These non-GAAP measures have limitations as analytical tools, and securities analysts, investors and other interested parties should not consider any of these non-GAAP measures in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.
The Company presents adjusted net income, adjusted net income per diluted share, adjusted operating income, adjusted operating margin, adjusted EBITDA and adjusted EBITDA margin as performance measures because management uses these measures in evaluating the Company’s underlying performance on a consistent basis across periods and in making decisions about operational strategies. Management also believes these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of the Company’s recurring performance.
The Company presents net debt and net debt leverage as performance measures because management uses them in evaluating its capital management, and the investment community commonly uses them as measures of indebtedness. The Company presents free cash flow because management believes it is commonly used by the investor community to measure the Company’s ability to create liquidity.
The calculations of these non-GAAP measures and reconciliations to GAAP results are included as an attachment to this press release, and which has been posted online at www.muellerwaterproducts.com. The Company does not reconcile forward-looking adjusted EBITDA to the comparable GAAP measure, as permitted by Regulation S-K, as certain items, e.g., expenses related to corporate development activities, transactions, pension benefits and corporate restructuring, may have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted without unreasonable efforts. Additionally, such reconciliation would imply a degree of precision and certainty regarding relevant items that may be confusing to investors. Such items could have a substantial impact on GAAP measures of the Company's financial performance.

Forward-Looking Statements
This press release contains certain statements that may be deemed “forward-looking statements” within the meaning of the federal securities laws. All statements that address activities, events or developments that the Company intends, expects, plans, projects, believes or anticipates will or may occur in the future are forward-looking statements, including, without limitation, statements regarding outlooks, projections, forecasts, expectations, commitments, trend descriptions and the ability to capitalize on trends, value creation, Board and committee composition plans, long-term strategies and the execution or acceleration thereof, operational improvements and excellence, the benefits of capital investments, financial or operating performance including improving sales growth and driving increased margins, capital allocation and growth strategy plans, positioning the Company’s product portfolio and the demand for the Company’s products. Forward-looking statements are based on certain assumptions and assessments made by the Company in light of the Company’s experience and perception of historical trends, current conditions and expected future developments.
Actual results and the timing of events may differ materially from those contemplated by the forward-looking statements due to a number of factors, without limitation, including the future impact of the COVID-19 pandemic on the Company’s operations and results, such as effects on the financial health of customers (including collections); logistical challenges and supply chain disruptions, geopolitical conditions, or other events; an inability to realize the anticipated benefits from our operational initiatives, including our large capital investments in Chattanooga and Kimball, Tennessee, and Decatur, Illinois, plant closures, and our reorganization and related strategic realignment activities; an inability to attract or retain a skilled and diverse workforce, increased competition related to the workforce and labor markets; an inability to protect the Company’s information systems against service interruption, misappropriation of data or breaches of security; failure to comply with personal data protection and privacy laws; cyclical and changing demand in core markets such as municipal spending, residential construction, and natural gas distribution; government monetary or fiscal policies; the impact of adverse weather conditions; the impact of manufacturing and product performance; the impact of wage, commodity and materials price inflation; the impact of warranty claims; an inability to successfully resolve significant legal proceedings or government investigations; compliance with environmental, trade and anti-corruption laws and regulations; climate change and legal or regulatory responses thereto; changing regulatory, trade and tariff conditions; the failure to integrate and/or realize any of the anticipated benefits of recent acquisitions or divestitures; an inability to achieve some or all of our Environmental, Social, and Governance goals; and other factors that are described in the section entitled “RISK FACTORS” in Item 1A of the Company’s most recent Annual Report on Form 10-K and later filings on Form 10-Q.
Forward-looking statements do not guarantee future performance and are only as of the date they are made. The Company undertakes no duty to update its forward-looking statements except as required by law. Undue reliance should not be placed on any forward-looking statements. You are advised to review any further disclosures the Company makes on related subjects in subsequent Forms 10-K, 10-Q, 8-K and other reports filed with the U.S. Securities and Exchange Commission.
About Mueller Water Products, Inc.
Mueller Water Products, Inc. is a leading manufacturer and marketer of products and services used in the transmission, distribution and measurement of water in North America. Our broad product and service portfolio includes engineered valves, fire hydrants, pipe connection and repair products, metering products, leak detection, pipe condition assessment, pressure management products, and software technology that provides critical water system data. We help municipalities increase operational efficiencies, improve customer service and prioritize capital spending, demonstrating why Mueller Water Products is Where Intelligence Meets Infrastructure®. Visit us at www.muellerwaterproducts.com.
Mueller refers to one or more of Mueller Water Products, Inc. (MWP), a Delaware corporation, and its subsidiaries. MWP and each of its subsidiaries are legally separate and independent entities when providing products and services. MWP does not provide products or services to third parties. MWP and each of its subsidiaries are liable only for their own acts and omissions and not those of each other. Mueller brands include Mueller®, Echologics®, Hydro Gate®, Hydro-Guard®, HYMAX®, i2O®, Jones®, Krausz®, Mi.Net®, Milliken®, Pratt®, Pratt Industrial®, SentryxTM, Singer®, and U.S. Pipe Valve & Hydrant. Please see muellerwp.com/brands to learn more.

Investor Relations Contact: Whit Kincaid
770-206-4116
wkincaid@muellerwp.com

Media Contact: Robin Keegan
770-206-4152
rkeegan@muellerwp.com

###

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	September 30,	September 30,
	2022	2021
	(in millions, except share amounts)
Assets:
Cash and cash equivalents	$146.5	$227.5
Receivables, net of allowance for credit losses of $5.6 million and $3.5 million	228.0	212.2
Inventories, net	278.7	184.7
Other current assets	26.8	29.3
Total current assets	680.0	653.7
Property, plant and equipment, net	301.6	283.4
Intangible assets, net	361.2	392.5
Goodwill	98.6	115.1
Other noncurrent assets	56.7	73.3
Total assets	$1,498.1	$1,518.0

Liabilities and stockholders’ equity:
Current portion of long-term debt	$0.8	$1.0
Accounts payable	122.8	92.0
Other current liabilities	117.4	127.1
Total current liabilities	241.0	220.1
Long-term debt	446.1	445.9
Deferred income taxes	86.3	95.1
Other noncurrent liabilities	55.4	62.0
Total liabilities	828.8	823.1

Commitments and contingencies

Common stock: 600,000,000 shares authorized; 155,844,138 and 157,955,433 shares outstanding at September 30, 2022 and 2021, respectively	1.6	1.6
Additional paid-in capital	1,279.6	1,342.2
Accumulated deficit	(567.3)	(643.9)
Accumulated other comprehensive loss	(44.6)	(5.0)
Total stockholders’ equity	669.3	694.9
Total liabilities and stockholders’ equity	$1,498.1	$1,518.0

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended		Year ended
	September 30,		September 30,
	2022	2021	2022	2021
	(in millions, except per share amounts)
Net sales (1)	$331.4	$295.6	$1,247.4	$1,111.0
Cost of sales (2)	245.8	209.3	883.1	752.5
Gross profit	85.6	86.3	364.3	358.5
Operating expenses:
Selling, general and administrative	63.6	56.6	238.7	218.8
Strategic reorganization and other charges (3)	3.6	1.9	7.2	8.0
Goodwill impairment	6.8	—	6.8	—
Total operating expenses	74.0	58.5	252.7	226.8
Operating income	11.6	27.8	111.6	131.7
Pension benefit other than service	(1.0)	(0.9)	(3.9)	(3.3)
Interest expense, net	3.9	4.4	16.9	23.4
Loss on early extinguishment of debt (4)	—	—	—	16.7
Income before income taxes	8.7	24.3	98.6	94.9
Income tax expense	1.6	5.9	22.0	24.5
Net income	$7.1	$18.4	$76.6	$70.4

Net income per basic share	$0.05	$0.12	$0.49	$0.44

Net income per diluted share	$0.05	$0.12	$0.48	$0.44

Weighted average shares outstanding:
Basic	156.3	158.3	157.4	158.4
Diluted	157.0	159.3	158.0	159.2

Dividends declared per share	$0.0580	$0.0550	$0.2320	$0.2200

(1) Since its acquisition in December 2018, the financial statements of Krausz Development Industries Ltd. (“Krausz Industries”) had been included in the Company's consolidated financial statements on a "one-month lag" basis. The one-month reporting lag was eliminated in the year ended September 30, 2021. As a result, the consolidated statements of operations for the year ended September 30, 2021 include an additional $6.0 million of Net sales and an additional $1.4 million of Operating income.
(2) For the year ended September 30, 2022, the Company recorded a charge of $4.5 million in connection with its warranty obligations. For the year ended September 30, 2021, Cost of sales includes $2.4 million in Inventory write-downs associated with plant closures in Aurora, Illinois and Surrey, British Columbia, Canada.
(3) For the year ended September 31, 2022, Strategic reorganization and other charges primarily relate to transaction expenses, plant closures in Aurora, Illinois and Surrey, British Columbia, Canada, and the Albertville tragedy. For the year ended September 30, 2021, Strategic reorganization and other charges primarily relate to termination benefits associated with plant closures in Aurora, Illinois and Surrey, British Columbia, Canada, the Albertville tragedy, and certain transaction-related costs, partially offset by a one-time settlement gain in connection with an indemnification from a previously owned property.

(4) During the year ended September 30, 2021, the Company called its 5.5% Senior Notes due in 2026 and privately issued 4.0% Senior Notes due in 2029. As a result, the Company incurred a $16.7 million loss on early extinguishment of debt, comprised of a $12.4 million call premium and a $4.3 million write-off in deferred financing costs.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Year ended
	September 30,
	2022	2021
	(in millions)
Operating activities:
Net income	$76.6	$70.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	32.0	31.4
Amortization	28.5	28.2
Goodwill impairment	6.8	—
Loss on early extinguishment of debt	—	16.7
Stock-based compensation	8.7	8.1
Pension benefit	(2.6)	(1.9)
Deferred income taxes	(3.5)	(5.3)
Inventory reserve provision	1.6	3.1
Other, net	1.3	1.3
Changes in assets and liabilities, net of acquisition:
Receivables, net	(17.8)	(29.9)
Inventories	(98.3)	(23.5)
Other assets	1.3	(4.9)
Accounts payable	32.2	23.0
Other current liabilities	(8.5)	37.5
Other noncurrent liabilities	(6.0)	2.5
Net cash provided by operating activities	52.3	156.7
Investing activities:
Capital expenditures	(54.7)	(62.7)
Acquisition, net of cash acquired	(0.2)	(19.7)
Proceeds from sales of assets	—	0.7
Net cash used in investing activities	(54.9)	(81.7)
Financing activities:
Repayment of 5.5% Senior Notes	—	(462.4)
Issuance of 4.0% Senior Notes	—	450.0
Financing leases	(0.7)	(0.4)
Dividends paid	(36.5)	(34.8)
Deferred financing costs paid	—	(6.0)
Proceeds from financing transaction	—	3.9
Employee taxes related to stock-based compensation	(1.8)	(1.0)
Common stock issued	2.0	1.9
Stock repurchased under buyback program	(35.0)	(10.0)
Net cash used in financing activities	(72.0)	(58.8)
Effect of currency exchange rate changes on cash	(6.4)	2.4
Net change in cash and cash equivalents	(81.0)	18.6
Cash and cash equivalents at beginning of period	227.5	208.9
Cash and cash equivalents at end of period	$146.5	$227.5

Supplemental cash flow information:
Cash paid for interest	$19.2	$25.3
Cash paid for income taxes	$26.9	$16.8

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Quarter ended September 30, 2022
	Water Flow Solutions	Water Management Solutions	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales	$179.4	$152.0	$—	$331.4

Gross profit	$42.5	$43.1	$—	$85.6
Selling, general and administrative expenses	22.0	29.3	12.3	63.6
Strategic reorganization and other charges (1)	0.2	0.2	3.2	3.6
Goodwill impairment	6.8	—	—	6.8
Operating income (loss)	$13.5	$13.6	$(15.5)	$11.6

Operating margin	7.5%	8.9%		3.5%

Capital expenditures	$13.8	$4.2	$—	$18.0

Reconciliation of non-GAAP to GAAP performance measures:
Net income				$7.1
Strategic reorganization and other charges				3.6
Goodwill impairment				6.8
Income tax benefit of adjusting items				(1.9)
Adjusted net income				$15.6

Weighted average diluted shares outstanding				157.0

Adjusted net income per diluted share				$0.10

Net income				$7.1
Income tax expense (2)				1.6
Interest expense, net (2)				3.9
Pension benefit other than service (2)				(1.0)
Operating income (loss)	$13.5	$13.6	$(15.5)	11.6
Strategic reorganization and other charges	0.2	0.2	3.2	3.6
Goodwill impairment	6.8	—	—	6.8
Adjusted operating income (loss)	20.5	13.8	(12.3)	22.0
Pension benefit other than service	—	—	1.0	1.0
Depreciation and amortization	7.5	8.1	—	15.6
Adjusted EBITDA	$28.0	$21.9	$(11.3)	$38.6

Adjusted operating margin	11.4%	9.1%		6.6%

Adjusted EBITDA margin	15.6%	14.4%		11.6%

Reconciliation of free cash flow to net cash provided by operating activities:
Net cash provided by operating activities				$31.8
Less capital expenditures				(18.0)
Free cash flow				$13.8

(1) Strategic reorganization and other charges primarily relate to transaction expenses.
(2) The Company does not allocate interest, income taxes or pension benefit (expense) other than service to its segments.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Quarter ended September 30, 2021
	Water Flow Solutions	Water Management Solutions	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales	$164.9	$130.7	$—	$295.6

Gross profit	$50.4	$35.9	$—	$86.3
Selling, general and administrative expenses	22.5	21.9	12.2	56.6
Strategic reorganization and other charges (1)	—	0.1	1.8	1.9
Operating income (loss)	$27.9	$13.9	$(14.0)	$27.8

Operating margin	16.9%	10.6%		9.4%

Capital expenditures	$13.4	$3.2	$—	$16.6

Reconciliation of non-GAAP to GAAP performance measures:
Net income				$18.4
Strategic reorganization and other charges				1.9
Income tax benefit of adjusting items				(0.5)
Adjusted net income				$19.8

Weighted average diluted shares outstanding				159.3

Adjusted net income per diluted share				$0.12

Net income				$18.4
Income tax expense (2)				5.9
Interest expense, net (2)				4.4
Pension benefit other than service (2)				(0.9)
Operating income (loss)	$27.9	$13.9	$(14.0)	27.8
Strategic reorganization and other charges	—	0.1	1.8	1.9
Adjusted operating income (loss)	27.9	14.0	(12.2)	29.7
Pension benefit other than service	—	—	0.9	0.9
Depreciation and amortization	7.7	7.3	—	15.0
Adjusted EBITDA	$35.6	$21.3	$(11.3)	$45.6

Adjusted operating margin	16.9%	10.7%		10.0%

Adjusted EBITDA margin	21.6%	16.3%		15.4%

Reconciliation of free cash flow to net cash provided by operating activities:
Net cash provided by operating activities				$33.4
Less capital expenditures				(16.6)
Free cash flow				$16.8

(1) Strategic reorganization and other charges primarily relate to plant closure costs.
(2) The Company does not allocate interest, income taxes or pension benefit (expense) other than service to its segments.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Year ended September 30, 2022
	Water Flow Solutions	Water Management Solutions	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales	$714.1	$533.3	$—	$1,247.4

Gross profit	$212.4	$151.9	$—	$364.3
Selling, general and administrative expenses	87.1	102.8	48.8	238.7
Strategic reorganization and other (benefits) charges (1)	0.2	0.4	6.6	7.2
Goodwill impairment	6.8	—	—	6.8
Operating income (loss)	$118.3	$48.7	$(55.4)	$111.6

Operating margin	16.6%	9.1%		8.9%

Capital expenditures	$43.4	$11.3	$—	$54.7

Reconciliation of non-GAAP to GAAP performance measures:
Net income				$76.6
Warranty charge (2)				4.5
Strategic reorganization and other charges				7.2
Goodwill impairment				6.8
Income tax benefit of adjusting items				(4.1)
Adjusted net income				$91.0

Weighted average diluted shares outstanding				158.0

Adjusted net income per diluted share				$0.58

Net income				$76.6
Income tax expense (3)				22.0
Interest expense, net (3)				16.9
Pension benefit other than service (3)				(3.9)
Operating income (loss)	$118.3	$48.7	$(55.4)	111.6
Warranty charge (2)	—	4.5	—	4.5
Strategic reorganization and other (benefits) charges	0.2	0.4	6.6	7.2
Goodwill impairment	6.8	—	—	6.8
Adjusted operating income (loss)	125.3	53.6	(48.8)	130.1
Pension benefit other than service	—	—	3.9	3.9
Depreciation and amortization	30.0	30.3	0.2	60.5
Adjusted EBITDA	$155.3	$83.9	$(44.7)	$194.5

Adjusted operating margin	17.5%	10.1%		10.4%

Adjusted EBITDA margin	21.7%	15.7%		15.6%

Reconciliation of net debt to total debt (end of period):
Current portion of long-term debt	$0.8
Long-term debt	446.1
Total debt	$446.9
Less cash and cash equivalents	146.5
Net debt	$300.4

Net debt leverage (net debt divided by trailing twelve months’ adjusted EBITDA)	1.5	x

Reconciliation of free cash flow to net cash provided by operating activities:
Net cash provided by operating activities	$52.3
Less capital expenditures	(54.7)
Free cash flow	$(2.4)

(1) Strategic reorganization and other charges primarily relate to transaction expenses, plant closures in Aurora, Illinois and Surrey, British Columbia, Canada, and the Albertville tragedy.
(2) Gross profit includes a charge of $4.5 million in connection with warranty obligations.
(3) The Company does not allocate interest, income taxes or pension benefit (expense) other than service to its segments.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Year ended September 30, 2021
	Water Flow Solutions	Water Management Solutions	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales (1)	$617.8	$493.2	$—	$1,111.0

Gross profit (2)	$202.8	$155.7	$—	$358.5
Selling, general and administrative expenses	81.8	85.8	51.2	218.8
Strategic reorganization and other charges (3)	0.1	(0.4)	8.3	8.0
Operating income (loss) (1)	$120.9	$70.3	$(59.5)	$131.7

Operating margin	19.6%	14.3%		11.9%

Capital expenditures	$51.0	$11.6	$0.1	$62.7

Reconciliation of non-GAAP to GAAP performance measures:
Net income				$70.4
Strategic reorganization and other charges				8.0
Loss on early extinguishment of debt				16.7
Inventory restructuring write-down				2.4
Benefit of one-month results related to elimination of reporting lag				(1.4)
Income tax benefit of adjusting items				(6.6)
Adjusted net income				$89.5

Weighted average diluted shares outstanding				159.2

Adjusted net income per diluted share				$0.56

Net income				$70.4
Income tax benefit (5)				24.5
Interest expense, net (5)				23.4
Loss on early extinguishment of debt				16.7
Pension benefit other than service (5)				(3.3)
Operating income (loss)	$120.9	$70.3	$(59.5)	131.7
Strategic reorganization and other (benefits) charges	0.1	(0.4)	8.3	8.0
Inventory restructuring write-down	2.4	—	—	2.4
Benefit of one-month results related to elimination of reporting lag	—	(1.4)	—	(1.4)
Adjusted operating income (loss)	123.4	68.5	(51.2)	140.7
Pension benefit other than service	—	—	3.3	3.3
Depreciation and amortization	30.5	28.9	0.2	59.6
Adjusted EBITDA	$153.9	$97.4	$(47.7)	$203.6

Adjusted operating margin (4)	20.0%	14.1%		12.7%

Adjusted EBITDA margin (4)	24.9%	20.0%		18.4%

Reconciliation of net debt to total debt (end of period):
Current portion of long-term debt				$1.0

Long-term debt	445.9
Total debt	446.9
Less cash and cash equivalents	227.5
Net debt	$219.4

Net debt leverage (net debt divided by trailing twelve months’ adjusted EBITDA)	1.1	x

Reconciliation of free cash flow to net cash provided by operating activities:
Net cash provided by operating activities	$156.7
Less capital expenditures	(62.7)
Free cash flow	$94.0

(1) As a result of the elimination of the one-month reporting lag, the year ended September 30, 2021, includes an additional $6.0 million of Net sales, and an additional $1.4 million in Operating income in Water Management Solutions and Consolidated.

(2) Gross profit includes $2.4 million in Inventory write-downs associated with the closures of the Company’s facilities in Aurora, Illinois, and Surrey, British Columbia, Canada.
(3) Strategic reorganization and other charges include termination benefits associated with the Company’s plant closures in Aurora, Illinois and Surrey, British Columbia, Canada, the Albertville tragedy, and certain transaction-related costs, partially offset by a one-time settlement gain in connection with an indemnification from a previously owned property.
(4) The denominator in the adjusted margin calculations for Water Management Solutions and Consolidated excludes Net sales of $6.0 million associated with the elimination of the one-month reporting lag.
(5) The Company does not allocate interest, income taxes or pension benefit (expense) other than service to its segments.